RYAM Announces Impressive Fourth Quarter and Full Year 2024 Results
and Provides 2025 Guidance
•Net sales for 2024 of $1,630 million, down $13 million from the prior year
•Loss from continuing operations for 2024 of $42 million, a $60 million improvement over the prior year
•Adjusted EBITDA from continuing operations for 2024 of $222 million, up $83 million from the prior year
•Total debt of $730 million; Net Secured Debt of $625 million with a covenant net secured leverage ratio of 2.7 times
•Cash provided by operating activities in 2024 of $203 million; Adjusted Free Cash Flow generation of $128 million
•2025 Adjusted EBITDA guidance of $215 million to $235 million
•2025 Adjusted Free Cash Flow guidance $25 million to $45 million
JACKSONVILLE, Fla., March 5, 2025 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today reported results for its fourth quarter and full year 2024.
“2024 marked a transformative chapter in our journey at RYAM, with the achievement of several strategic milestones that will position us well for the future,” stated De Lyle Bloomquist, President and CEO of RYAM. “We continued to strengthen our core High Purity Cellulose business and reduced our exposure to commodity markets. We made significant strides towards executing on our biomaterials strategy, and we improved our balance sheet while delivering outstanding financial results.
“We took decisive action to reduce our exposure to commodity markets in 2024, including the indefinite suspension of our High Purity Cellulose operations in Temiscaming. As a result, we reduced our commodity viscose, paper pulp and High-Yield Pulp sales from 22 percent in 2023 to 13 percent in 2024. With respect to our biomaterials strategy, we secured €67 million of capital commitments for future investments in our biomaterials strategy. Of this capital, €30 million came in the form of equity, which valued these biomaterials investments at approximately $180 million. In November, we finalized the refinancing of the majority of the Company’s debt with a new five-year loan, which provides the runway and flexibility for us to execute on our strategies. Lastly, we emphasized value over volume in our core cellulose specialties markets, which was the primary driver of increasing our Adjusted EBITDA by 60 percent to $222 million and generating $128 million of Adjusted Free Cash Flow, reducing net debt by $73 million.
“Looking forward to 2025, we expect to build upon last year’s achievements by continuing to prioritize value over volume for our core cellulose specialties products, advancing our biomaterials strategy and realizing production efficiencies from strategic capital investments. We have negotiated a mid single-digit price increase for our cellulose specialties business for 2025 without losing market share, though our sales volumes will be lower due to accelerated shipments in 2024 resulting from the indefinite suspension of the Temiscaming HPC operations. We expect to achieve $10 million in production efficiencies in 2025, driven by $15 million in strategic capital investments and other continuous improvement initiatives. Additionally, we intend to invest in several biomaterials projects that are expected to meet our investment hurdle of a minimum of 30 percent ROE and less than two-year payback period for RYAM equity. While we foresee headwinds to our Paperboard business due to new supply and certain one-time benefits in 2024, we still expect to generate Adjusted EBITDA of $215 to $235 million in the coming year, which includes our estimate of the impact of the 25 percent tariff on U.S. sales of paperboard. However, this guidance remains subject to the potential for additional tariffs across our business segments,” concluded Mr. Bloomquist.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Fourth Quarter 2024 Financial Results
The Company reported a net loss of $39 million, or $(0.59) per diluted share, for the year ended December 31, 2024, compared to a net loss of $102 million, or $(1.57) per diluted share, for the prior year. Loss from continuing operations for the year ended December 31, 2024 was $42 million, or $(0.64) per diluted share, compared to a loss from continuing operations of $102 million, or $(1.57) per diluted share, for the prior year.
During 2024, the Company operated in three operating segments: High Purity Cellulose, Paperboard and High-Yield Pulp.
Net sales were comprised of the following for the periods presented:

	Three Months Ended			Year Ended
(in millions)	December 31, 2024	September 28, 2024	December 31, 2023	December 31, 2024	December 31, 2023
High Purity Cellulose	$338	$325	$347	$1,302	$1,313
Paperboard	60	55	55	228	219
High-Yield Pulp	32	28	25	127	136
Eliminations	(8)	(7)	(5)	(27)	(25)
Net sales	$422	$401	$422	$1,630	$1,643
Operating income (loss) was comprised of the following for the periods presented:

	Three Months Ended			Year Ended
(in millions)	December 31, 2024	September 28, 2024	December 31, 2023	December 31, 2024	December 31, 2023
High Purity Cellulose	$31	$(6)	$(49)	$76	$(42)
Paperboard	4	7	8	31	37
High-Yield Pulp	(8)	—	(5)	(8)	(3)
Corporate	(16)	(18)	(15)	(60)	(57)
Operating income (loss)	$11	$(17)	$(61)	$39	$(65)
Following the indefinite suspension of Temiscaming HPC operations in the third quarter of 2024, the Temiscaming site continues to incur custodial site costs in support of the ongoing energy needs of the Paperboard and High-Yield Pulp operations. Further, the electricity generated from the Temiscaming HPC plant assets is no longer deemed a by-product of the HPC manufacturing process. Due to these assets now running solely to support Paperboard and High-Yield Pulp, beginning in the fourth quarter, the net impact of these electricity sales and the custodial site costs being incurred in support of these operations is reflected within the operating results of the Paperboard and High-Yield Pulp businesses.
High Purity Cellulose
Net sales for the year ended December 31, 2024 decreased $11 million compared to the prior year. Included in the current and prior years were $89 million and $98 million, respectively, in other sales primarily from bio-based energy and lignosulfonates, which decreased due to the indefinite suspension of Temiscaming HPC operations. Total sales prices increased 5 percent primarily driven by a higher sales mix of cellulose specialties and a 1 percent increase in cellulose specialties prices, partially offset by a 3 percent decrease in commodity prices. Despite a cellulose specialties sales volumes increase of 10 percent, total sales volumes decreased 5 percent due to a 19 percent decrease in commodity volumes. The increase in cellulose specialties sales volumes was driven by the closure of a competitor’s plant in late 2023, accelerated volumes due to the indefinite suspension of Temiscaming HPC operations and an uptick in ethers sales volumes, partially offset by the one-time favorable impact in the prior year from a change in customer contract terms. The decrease in commodity sales volumes was primarily driven by the higher mix of cellulose specialties production and the indefinite suspension of Temiscaming HPC operations. Sales volumes were also negatively impacted by the fire at the Jesup plant that impacted operations on two of the plant’s three lines for a two-week period in October 2024.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Net sales for the fourth quarter decreased $9 million compared to the same prior year quarter. Included in the current and prior year quarters were $17 million and $25 million, respectively, in other sales primarily from bio-based energy and lignosulfonates, which decreased due to the indefinite suspension of Temiscaming HPC operations. Despite flat cellulose specialties and commodity sales prices, total sales prices increased 6 percent due to a higher mix of cellulose specialties. Total sales volumes decreased 6 percent as a 10 percent increase in cellulose specialties volumes was offset by a 21 percent decrease in commodity volumes. The increase in cellulose specialties sales volumes was driven by the closure of a competitor’s plant in late 2023 and a continued uptick in ethers sales volumes. The decrease in commodity sales volumes was primarily driven by the higher mix of cellulose specialties production and the indefinite suspension of Temiscaming HPC operations. Sales volumes were also negatively impacted by the fire at the Jesup plant that impacted operations on two of the plant’s three lines for a two-week period in October 2024.
Operating income (loss) for the quarter and year ended December 31, 2024 improved $80 million and $118 million, respectively, compared to the same prior year periods, driven by the prior year fourth quarter $62 million non-cash impairment recorded as a result of the optimization and realignment of the Company’s HPC assets. In the current year, partially offsetting the impact of the 2023 impairment were one-time charges of $17 million and a $25 million non-cash asset impairment related to the indefinite suspension of Temiscaming HPC operations. Current year results also included higher sales prices, lower sales volumes and $2 million in immediate repair costs related to the fire at the Company’s Jesup plant, of which one-time charges of $3 million and the $2 million of fire repair costs were incurred in the fourth quarter.
In addition to the items above, the improvement in the quarter operating results was further driven by lower costs due to the indefinite suspension of HPC operations at Temiscaming and $10 million of energy cost benefits from sales of excess emission allowances (the prior year sales of which occurred in the first half of 2023), which offset a higher cost impact related to the timing of planned maintenance outages compared to the prior year quarter. Year over year, the improvement in operating results was further driven by lower costs due to the indefinite suspension of HPC operations at Temiscaming, cost benefit from strategic capital investment and the recognition of $5 million in Canada Emergency Wage Subsidy (CEWS) benefit claims deferred since 2021. Partially offsetting these increases was the prior year recognition of a one-time $3 million benefit from payroll tax credit carryforwards.
Compared to the third quarter of 2024, net sales increased $13 million as total sales volumes increased 12 percent, driven by 8 percent and 18 percent increases in cellulose specialties and commodity volumes, respectively, impacted by the timing of shipments. These increases were partially offset by a 4 percent decrease in total sales prices, driven by 1 percent and 5 percent decreases in cellulose specialties and commodity prices, respectively. Operating results improved $37 million primarily due to the third-quarter asset impairment and one-time charges related to the indefinitely suspended operations, the increase in sales volumes and the $10 million of energy cost benefits realized in the fourth quarter. Offsetting these increases were the lower sales prices, higher labor costs and the $2 million in repair costs related to the Jesup plant fire.
Paperboard
Net sales for the quarter and year ended December 31, 2024 increased $5 million and $9 million, respectively, compared to the same prior year periods. Sales volumes increased 13 percent and 12 percent during the quarter and full year, respectively, driven by the easing of prior year customer destocking in the current year. Sales prices decreased 3 percent and 7 percent, respectively, driven by mix and increased competitive activity from European imports.
Operating income for the quarter and year ended December 31, 2024 decreased $4 million and $6 million, respectively, compared to the same prior year periods. The quarter decrease was driven by the lower sales prices, higher purchased pulp costs and $3 million of net custodial site costs for Temiscaming site operations, partially offset by the higher sales volumes. The year-over-year decrease was driven by the lower sales prices, higher labor costs and the $3 million of Temiscaming net custodial site costs, partially offset by the higher sales volumes, higher productivity and the recognition of $2 million in CEWS benefit claims deferred since 2021.
Compared to the third quarter of 2024, operating income decreased $3 million driven by the $3 million of Temiscaming net custodial site costs, higher labor costs and near flat sales prices, partially offset by a 10 percent increase in sales volumes, due to timing of shipments, and lower cost impact of a planned maintenance outage in the current quarter.
High-Yield Pulp
Net sales for the year ended December 31, 2024 decreased $9 million, compared to the prior year driven by a 9 percent decrease in sales prices and flat sales volumes driven by over-supply in China, lower demand and timing of shipments. Net sales for the fourth quarter increased $7 million, compared to the same prior year quarter driven by 4 percent and 23 percent increases in sales prices and volumes, respectively, driven by timing of shipments and customer mix.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Operating loss for the quarter and year ended December 31, 2024 increased $3 million and $5 million, respectively, compared to the same prior year periods. The decline in the quarter results was driven by higher labor costs and $4 million of net custodial site costs for Temiscaming site operations, partially offset by the higher sales prices and volumes and lower logistics costs. The decline in the year results was driven by the lower sales prices, flat sales volumes, higher labor costs and the $4 million of Temiscaming net custodial site costs, partially offset by lower logistics and key input costs, higher productivity and the recognition of $2 million in CEWS benefit claims deferred since 2021.
Compared to the third quarter of 2024, operating results declined $8 million driven by a 6 percent decrease in sales prices, higher key input and labor costs and the $4 million of Temiscaming net custodial site costs, partially offset by a 29 percent increase in sales volumes.
Corporate
Operating loss for the quarter and year ended December 31, 2024 increased $1 million and $3 million, respectively, compared to the same prior year periods. The increase in the quarter loss was driven by higher variable and other compensation expense, partially offset by favorable foreign exchange rates in the current quarter compared to unfavorable rates in the prior year quarter and lower discounting and financing fees. The increase in the year loss was driven by higher variable and other compensation expense, higher discounting and financing fees and higher costs related to the Company’s ERP transformation project, partially offset by favorable foreign exchange rates in the current year compared to unfavorable rates in the prior year.
Compared to the third quarter of 2024, the operating loss decreased $2 million driven by favorable foreign exchange rates in the current quarter compared to unfavorable rates in the second quarter, partially offset by higher variable and other compensation expense, discounting and financing fees and environmental expense.
Non-Operating Income & Expense
Interest expense for the quarter and year ended December 31, 2024 increased $2 million and $12 million, respectively, compared to the same prior year periods. The increase for both the quarter and full year periods was driven by an increase in the average effective interest rate on debt. Partially offsetting the rate impact in the full year was a decrease in the average outstanding debt principal balance. Total debt decreased $47 million from December 31, 2023 to December 31, 2024.
During the quarter and year ended December 31, 2024, the Company recorded charges of $10 million related to the refinancing of its 2026 Notes and 2027 Term Loan.
Interest income for the year ended December 31, 2024 decreased $3 million compared to the prior year driven by the prior year timing of the receipt of the 2027 Term Loan proceeds and their subsequent use in the repayment of senior notes.
Favorable foreign exchange rates during the quarter and year ended December 31, 2024 compared to unfavorable rates in the same prior year periods resulted in a net favorable impact of $3 million for both the quarter and full year.
Included in “other income, net” in the year ended December 31, 2023 were a $2 million gain on a passive land sale and a $2 million pension settlement loss.
Income Taxes
The effective tax rate on the loss from continuing operations for the quarter and year ended December 31, 2024 was a benefit of 16 percent and 18 percent, respectively. The 2024 effective tax rate differed from the federal statutory rate of 21 percent primarily due to changes in the valuation allowance on disallowed interest deductions, the release of certain tax reserves, different statutory tax rates in foreign jurisdictions, U.S. tax credits, excess deficit on vested stock compensation and nondeductible executive compensation.
The effective tax rate on the loss from continuing operations for the quarter and year ended December 31, 2023 was a benefit of 26 percent and 24 percent, respectively. The 2023 effective tax rates differed from the federal statutory rate of 21 percent primarily due to different statutory tax rates in foreign jurisdictions, U.S. tax credits, return-to-accrual adjustments related to previously filed tax returns and changes in the valuation allowance on disallowed interest deductions.
Discontinued Operations
During the year ended December 31, 2024, the Company recorded pre-tax income from discontinued operations of $5 million related to CEWS benefit claims deferred since 2021 and a pre-tax loss of $1 million on the sale of its softwood lumber duty refund rights.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

During the year ended December 31, 2023, the USDOC completed its administrative review of duties applied to Canadian softwood lumber exports to the U.S. during 2021 and reduced rates applicable to the Company, for which the Company recorded a pre-tax gain of $2 million. Offsetting this gain was a $2 million pre-tax loss related to the settlement of a claim pursuant to the representations and warranties in the asset purchase agreement.
Cash Flows & Liquidity
The Company generated operating cash flows of $203 million during the year ended December 31, 2024, driven by strong operating results, proceeds of $39 million for the sale of its softwood lumber duty refund rights and net tax refunds of $19 million, partially offset by interest payments on long-term debt.
The Company used $108 million in investing activities during the year ended December 31, 2024 related to net capital expenditures, which included $33 million of strategic capital spending focused on the investment in the 2G bioethanol plant in France, the ERP implementation and various other projects.
The Company had $42 million of net cash outflows from financing activities during the year ended December 31, 2024 primarily for the debt refinancing effected in October 2024 and the payment of related financing fees, partially offset by a €15 million contribution from Swen Capital Partners (SWEN) in return for a preferred equity interest in the Company’s newly-formed subsidiary, BioNova (see below).
As previously reported, in October 2024, the Company raised $700 million in aggregate principal amount of secured term loan financing, which was used, together with cash on hand, to redeem the outstanding principal balances of the 2026 Notes and 2027 Term Loan and pay fees and expenses related to the transaction. In conjunction with this successful refinancing of its capital structure, the Company secured commitments for a five-year $175 million ABL credit facility.
In November 2024, the Company secured green capital of €67 million, including €37 million in seven- and eight-year secured term loan tranches at an initial floating rate of approximately 5 percent and €30 million from SWEN in return for an expected 20 percent total preferred equity interest in BioNova. The Company expects the proceeds from this capital raise to be used by BioNova to invest in qualifying projects, including a second-generation bioethanol plant in the U.S. and crude tall oil projects in the U.S. and France. As of December 31, 2024, the Company received €15 million from SWEN and had not yet drawn on the €37 million term loans. The Company expects to receive the additional €15 million from SWEN in late 2025 and anticipates drawing on the term loans starting in 2026.
The Company ended the year with $276 million of global liquidity, including $125 million of cash, $141 million of borrowing capacity under the ABL Credit Facility and $10 million of availability under the France factoring facility.
As of December 31, 2024, the Company’s consolidated net secured leverage ratio was 2.7 times covenant EBITDA.
Business Outlook
In October 2023, the Company announced that it is exploring the potential sale of its Paperboard and High-Yield Pulp assets at its Temiscaming site. The Company remains committed to pursuing a sale of these assets at a fair price.
In July 2024, the Company indefinitely suspended operations at its Temiscaming HPC plant. The indefinite suspension of the Temiscaming HPC plant was $17 million positive to Adjusted EBITDA for 2024 and increased free cash flow by $40 million, as lower capital expenditures and benefits from the monetization of working capital more than offset the one-time and other cash costs associated with the indefinite suspension of operations.
Following the indefinite suspension of Temiscaming HPC operations, the Temiscaming site continues to incur custodial site costs in support of the ongoing energy needs of the Paperboard and High-Yield Pulp operations. These costs are mitigated by any sales of electricity generated during the process. The Company expects to incur net custodial site costs totaling $20 million to $22 million in 2025.
In October 2024, an isolated fire occurred at the Company’s Jesup plant during planned maintenance activity. There were no injuries to employees or contractors and no risk to the surrounding community. The plant’s operations fully resumed within two weeks, incurring $3 million of emergency maintenance capital expenditures and a total estimated unfavorable impact to 2024 EBITDA of $9 million, including $2 million in immediate repair costs. The Company’s preliminary estimates indicate that additional capital expenditures of approximately $15 million will be required over the next two years. The Company carries property and business interruption loss insurance with a $15 million combined deductible. The Company has notified its insurance underwriters and is in the process of evaluating and documenting the damage caused by the fire. The amount expected to be recovered from property and business interruption loss insurance is not currently estimable.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Beginning in January 2025, the Company reorganized its High Purity Cellulose operating segment as a result of changes in its internal operating model, the BioNova developments and a successful enterprise reporting system launch that significantly enhances the Company’s financial reporting capabilities. Specifically, the Company determined, in light of these new developments and capabilities, that the performance and outlook of the High Purity Cellulose business will be better managed as three separate businesses: Cellulose Specialties, Cellulose Commodities and a new Biomaterials business. No changes were made to the composition of the Paperboard and High-Yield Pulp operating segments.
The Company expects to generate $215 million to $235 million of Adjusted EBITDA in 2025 with $25 million to $45 million of Adjusted Free Cash Flow, excluding any operating asset sales. The Company expects stronger second-half earnings compared to the first half due to extended maintenance outages at all three High Purity Cellulose facilities in March and April. This guidance includes the Company’s estimate of the impact of the 25 percent tariff on U.S. sales of paperboard, though it remains subject to any additional future tariffs imposed.
The following market assessment represents the Company’s current outlook for its operating segments’ future performance.
Cellulose Specialties
Average sales prices for cellulose specialties in 2025 are expected to increase a mid single-digit percentage as compared to 2024. Sales volumes for cellulose specialties are expected to decline a low single-digit percentage compared to 2024 as certain sales volumes accelerated in 2024 due to the indefinite suspension of operations in Temiscaming will not repeat in 2025. Demand for RYAM cellulose specialties is expected to be mixed. Acetate is expected to experience moderate destocking, specifically in China, while ethers volumes are anticipated to improve. Other cellulose specialties volumes are also expected to remain robust. Raw material input and logistics costs are expected to be moderately higher in 2025. The Company will take planned maintenance outages at all three of its HPC facilities in the first half of 2025, compared to only one outage, at the Jesup facility, in 2024.
Overall, EBITDA is expected to approximate $255 million to $265 million for the full year 2025, subject to any potential future tariffs.
Cellulose Commodities
Average sales prices for cellulose commodities in 2025 are expected to increase by a mid single-digit percentage as compared to 2024. Demand for RYAM fluff remains resilient. Other cellulose commodities sales volumes are expected to decline in 2025, as the Company mitigated its exposure to the commodity viscose markets with the indefinite suspension of operations at Temiscaming in 2024. Raw material input and logistics costs are expected to be moderately higher in 2025.
Overall, EBITDA is expected to approximate $3 million to $8 million for the full year 2025, subject to any potential future tariffs.
Biomaterials
The Company is investing in new green energy and renewable products to provide both increased end-market diversity and incremental profitability. The Company intends to proceed only with those projects that are expected to meet its investment hurdles: a minimum 30 percent return on equity and less than a two-year payback period for RYAM equity. In the fourth quarter, the Company secured green capital of €67 million, which allows it to advance the biomaterials strategy and further progress towards its future goal of generating over $70 million from RYAM’s Biomaterials business, inclusive of the projects below:
•The Company’s bioethanol facility in France is currently operational. The Company expects to generate $6 million of EBITDA in 2025 from this plant.
•The Company re-started its lignosulfonate powder plant in France, which is expected to generate $4 million of EBITDA in 2025.
•The Company continues to pursue an investment in a bioethanol facility in Fernandina Beach, Florida, similar to its bioethanol facility in France. While the City of Fernandina Beach recently denied the site plan application for this project, the Company believes the City erred in making its determination and intends to pursue all available legal and administrative remedies. In expectation of a favorable outcome, the Company continues to advance engineering plans and explore potential commercial agreements, with a final investment decision still expected in 2025.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

•The Company is evaluating investments in crude tall oil facilities in Jesup, Georgia and Tartas and a prebiotics facility at our Jesup plant, and is currently working on permitting, engineering and commercial agreements on these new facilities ahead of making final investment decisions later this year.
•The Company is actively involved in AGE (Altamaha Green Energy, LLC), a start-up entity that aims to utilize renewable forestry waste and other biomass generally discarded as waste to generate green electricity for the state of Georgia from a new facility to be constructed adjacent to the Company’s Jesup plant. Although the project remains in the development phase, AGE is actively evaluating the construction and financing requirements for the new facility, with a final investment decision expected in the third quarter of 2025.
Overall, EBITDA is expected to approximate $8 million to $10 million for the full year 2025.
Paperboard
Paperboard prices in 2025 are expected to decline as compared to the fourth quarter of 2024, while sales volumes are expected to improve as production is ramped up after taking scheduled maintenance downtime in the fourth quarter. Raw material prices are expected to rise as purchased pulp prices are forecast to increase from fourth quarter 2024 levels. Operating costs are expected to increase as net custodial site costs are incurred to support ongoing operations at the Temiscaming site. Overall, EBITDA is expected to approximate $15 million for the full year 2025. This guidance includes the estimated impact of the 25 percent tariff on U.S. sales of paperboard effective March 4, 2025, and the partially offsetting 25 percent retaliatory tariff imposed on U.S.-sourced paperboard and substitute products effective March 25, 2025, though it remains subject to any additional tariffs imposed.
High-Yield Pulp
High-Yield Pulp prices are expected to decrease slightly in the first quarter of 2025 while sales volumes are expected to increase as production improves after taking downtime in the fourth quarter of 2024. Operating costs are expected to increase as net custodial site costs are incurred to support ongoing operations at the Temiscaming site. Overall, EBITDA is expected to approximate a loss of $14 million for the full year 2025.
Corporate
Corporate costs are expected to decrease slightly in 2025 due to the completion of the Company’s ERP implementation, though currency fluctuations could offset any potential savings. Overall, Corporate costs are expected to approximate $50 million for the full year 2025.
Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Thursday, March 6, 2025, to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAM.com. A replay of this webcast will be archived on the Company’s website shortly after the call.
Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on March 20, 2025. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13750562.
About RYAM
RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. RYAM’s specialized assets, capable of creating the world’s leading high purity cellulose products, are also used to produce biofuels, bioelectricity and other biomaterials such as bioethanol and tall oils. The Company also manufactures products for the paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.6 billion of revenue in 2024. More information is available at www.RYAM.com.
Contacts

Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “target,” “believe,” “intend,” “plan,” “forecast,” “anticipate,” “guidance” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. Forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to various risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances change after the date of this release. The Company has not filed its Form 10-K for the year ended December 31, 2024. As a result, all financial results described in this earnings release should be considered preliminary and are subject to change to reflect any necessary adjustments or changes in accounting estimates identified prior to the Company filing its Form 10-K.
The Company’s operations are subject to a number of risks and uncertainties, including, but not limited to, those listed below. When considering an investment in the Company’s securities, you should carefully read and consider these risks, together with all other information in the Company’s Annual Report on Form 10-K and other filings and submissions to the SEC, which provide more information and detail on the risks described below. If any of the events described in the following risk factors occur, the Company’s business, financial condition, operating results and cash flows, as well as the market price of the Company’s securities, could be materially adversely affected. These risks and events include, without limitation: Macroeconomic and Industry Risks The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by geopolitical conflicts and related impacts. The businesses the Company operates are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can materially adversely affect the Company’s business, financial condition, results of operations and cash flows. Changes in the availability and price of raw materials and energy and continued inflationary pressure could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is subject to material risks associated with doing business outside of the United States. Foreign currency exchange fluctuations may have a material adverse impact on the Company’s business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect the Company’s ability to access certain markets. The Company is subject to risks associated with epidemics and pandemics, which could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows. Business and Operational Risks The Company’s ten largest customers represented a significant portion of the Company’s 2024 revenue and the loss of all or a substantial portion of revenue from these customers could have a material adverse effect on the Company’s business. A material disruption at any of the Company’s manufacturing plants could prevent the Company from meeting customer demand, reduce sales and profitability, increase the cost of production and capital needs, or otherwise materially adversely affect the Company’s business, financial condition and results of operations. Unfavorable changes in the availability of, and prices for, wood fiber may have a material adverse impact on the Company’s business, financial condition and results of operations. Substantial capital is required to maintain the Company’s production facilities, and the cost to repair or replace equipment, as well as the associated downtime, could materially adversely affect the Company’s business. The Company faces risks to its assets, including the potential for substantial impairment of long-lived assets. The Company may be required to recognize a significant non-cash charge to earnings if its recorded deferred tax assets are deemed unrealizable. The Company depends on third parties for transportation services and unfavorable changes in the cost and availability of transportation could materially adversely affect the Company’s business. Failure to maintain satisfactory labor relations could have a material adverse effect on the Company’s business. The Company depends on attracting and retaining key personnel, the loss of whom could materially adversely affect the Company’s business. Failure to meet the Company’s customers’ needs through the development of new products or the discovery of new applications for existing products, or inability to protect the intellectual property underlying new products or applications, could have a material adverse impact on the Company’s business. Loss of Company intellectual property and sensitive data or disruption of manufacturing operations due to a cybersecurity incident could materially adversely impact the business. Challenges and uncertainties in executing the Company’s Biomaterials strategy may adversely impact its business and financial results. Regulatory and Environmental Risks The Company’s business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how the Company conducts business and its financial results. The potential long-term impact of climate-related risks remain uncertain at this time. Regulatory measures to address climate change may materially restrict how the Company conducts business or adversely affect its financial results. Financial Risks The Company may need to make significant additional cash contributions to its retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. The Company has debt obligations that could materially adversely affect the Company’s business and its ability to meet its obligations. Covenants in the Company’s debt agreements may impair its ability to operate its business. Challenges in the commercial and credit environments may materially adversely affect the Company’s future access to capital. The Company may require additional financing in the future to meet its capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Common Stock and Certain Corporate Matters Risks Stockholders’ ownership in RYAM may be diluted. Certain provisions in the Company’s amended and restated certificate of incorporation and bylaws, as well as Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of its common stock.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flow, adjusted net income, adjusted net debt and net secured debt. The Company believes these non-GAAP financial measures provide useful information to its Board of Directors, management and investors regarding its financial condition and results of operations. Management uses these non-GAAP financial measures to compare its performance to that of prior periods for trend analyses, to determine management incentive compensation and for budgeting, forecasting and planning purposes.
The Company does not consider these non-GAAP financial measures an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they may exclude significant expense and income items that are required by GAAP to be recognized in the consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures are provided below. Non-GAAP financial measures are not necessarily indicative of results that may be generated in future periods and should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except share and per share information)

	Three Months Ended			Year Ended
	December 31, 2024	September 28, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net sales	$422	$401	$422	$1,630	$1,643
Cost of sales	(385)	(357)	(395)	(1,464)	(1,555)
Gross margin	37	44	27	166	88
Selling, general and administrative expense	(26)	(24)	(17)	(92)	(76)
Foreign exchange gain (loss)	6	(2)	(2)	7	(3)
Asset impairment	—	(25)	(62)	(25)	(62)
Indefinite suspension charges	(3)	(7)	—	(17)	—
Other operating income (expense), net	(3)	(3)	(7)	—	(12)
Operating income (loss)	11	(17)	(61)	39	(65)
Interest expense	(24)	(20)	(22)	(86)	(74)
Debt refinancing charges	(10)	—	—	(10)	—
Other income, net	4	1	1	8	7
Loss from continuing operations before income tax	(19)	(36)	(82)	(49)	(132)
Income tax benefit	3	4	21	9	32
Equity in loss of equity method investment	—	(1)	—	(2)	(2)
Loss from continuing operations	(16)	(33)	(61)	(42)	(102)
Income from discontinued operations, net of tax	—	—	—	3	—
Net loss	(16)	(33)	(61)	(39)	(102)
Net income attributable to redeemable noncontrolling interest	—	—	—	—	—
Net loss attributable to RYAM	$(16)	$(33)	$(61)	$(39)	$(102)

Basic and Diluted earnings per common share
Loss from continuing operations	$(0.25)	$(0.49)	$(0.94)	$(0.64)	$(1.57)
Income from discontinued operations	—	—	—	0.05	—
Net loss	$(0.25)	$(0.49)	$(0.94)	$(0.59)	$(1.57)

Weighted average shares used in determining Basic and Diluted EPS	65,929,272	65,892,750	65,356,895	65,748,775	65,108,397
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$125	$76
Other current assets	476	499
Property, plant and equipment, net	1,019	1,075
Other assets	510	533
Total assets	$2,130	$2,183

Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity
Debt due within one year	$24	$25
Other current liabilities	376	351
Long-term debt	706	752
Non-current environmental liabilities	160	160
Other liabilities	139	148
Redeemable noncontrolling interest	11	—
Total stockholders’ equity	714	747
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$2,130	$2,183

B

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Year Ended
	December 31, 2024	December 31, 2023
Operating Activities
Net loss	$(39)	$(102)
Adjustments to reconcile net loss to cash provided by operating activities:
Income from discontinued operations	(3)	—
Depreciation and amortization	137	140
Asset impairment	25	62
Changes in working capital and other assets and liabilities	82	58
Other	1	(22)
Cash provided by operating activities	203	136

Investing Activities
Capital expenditures, net of proceeds	(108)	(128)
Cash used in investing activities-continuing operations	(108)	(128)
Cash provided by investing activities-discontinued operations	—	1
Cash used in investing activities	(108)	(127)

Financing Activities
Changes in debt principal balance	(32)	(71)
Debt issuance costs	(24)	(10)
Contribution from redeemable noncontrolling interest	16	—
Other	(2)	(6)
Cash used in financing activities	(42)	(87)

Net increase (decrease) in cash and cash equivalents	53	(78)
Net effect of foreign exchange on cash and cash equivalents	(4)	2
Balance, beginning of period	76	152
Balance, end of period	$125	$76
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2024	September 28, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Average Sales Prices ($ per metric ton)
High Purity Cellulose	$1,317	$1,369	$1,248	$1,335	$1,273
Paperboard	$1,394	$1,400	$1,441	$1,390	$1,491
High-Yield Pulp (external sales)	$523	$559	$504	$553	$606

Sales Volumes (‘000s of metric tons)
High Purity Cellulose	244	218	259	909	955
Paperboard	43	39	38	164	147
High-Yield Pulp (external sales)	49	38	40	182	182

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)
EBITDA and Adjusted EBITDA by Segment(a)

	Three Months Ended December 31, 2024
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$31	$5	$(8)	$(44)	$(16)
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	31	5	(8)	(44)	(16)
Depreciation and amortization	28	5	—	1	34
Interest expense, net	—	—	—	23	23
Income tax benefit	—	—	—	(3)	(3)
EBITDA-continuing operations attributable to RYAM	59	10	(8)	(23)	38
Indefinite suspension charges	3	—	—	—	3
Debt refinancing charges	—	—	—	10	10
Adjusted EBITDA-continuing operations attributable to RYAM	$62	$10	$(8)	$(13)	$51

	Three Months Ended September 28, 2024
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$(5)	$7	$1	$(36)	$(33)
Depreciation and amortization	32	4	—	—	36
Interest expense, net	—	—	—	20	20
Income tax benefit	—	—	—	(4)	(4)
EBITDA-continuing operations	27	11	1	(20)	19
Asset impairment	25	—	—	—	25
Indefinite suspension charges	7	—	—	—	7
Adjusted EBITDA-continuing operations	$59	$11	$1	$(20)	$51

	Three Months Ended December 31, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$(49)	$9	$(5)	$(16)	$(61)
Depreciation and amortization	32	3	—	1	36
Interest expense, net	—	—	—	21	21
Income tax benefit	—	—	—	(21)	(21)
EBITDA-continuing operations	(17)	12	(5)	(15)	(25)
Asset impairment	62	—	—	—	62
Adjusted EBITDA-continuing operations	$45	$12	$(5)	$(15)	$37
E

	Year Ended December 31, 2024
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$77	$33	$(7)	$(145)	$(42)
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	77	33	(7)	(145)	(42)
Depreciation and amortization	118	15	2	2	137
Interest expense, net	—	—	—	84	84
Income tax benefit	—	—	—	(9)	(9)
EBITDA-continuing operations attributable to RYAM	195	48	(5)	(68)	170
Asset impairment	25	—	—	—	25
Indefinite suspension charges	17	—	—	—	17
Debt refinancing charges	—	—	—	10	10
Adjusted EBITDA-continuing operations attributable to RYAM	$237	$48	$(5)	$(58)	$222

	Year Ended December 31, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$(41)	$39	$(3)	$(97)	$(102)
Depreciation and amortization	123	13	2	2	140
Interest expense, net	—	—	—	69	69
Income tax benefit	—	—	—	(32)	(32)
EBITDA-continuing operations	82	52	(1)	(58)	75
Asset impairment	62	—	—	—	62
Pension settlement loss	—	—	—	2	2
Adjusted EBITDA-continuing operations	$144	$52	$(1)	$(56)	$139

	Annual Guidance
	2025
	Low	High
Loss from continuing operations attributable to RYAM	$(13)	$7
Depreciation and amortization	140	140
Interest expense, net	90	90
Income tax benefit(b)	(2)	(2)
EBITDA & Adjusted EBITDA-continuing operations attributable to RYAM	$215	$235

(a)EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for items that management believes are not representative of core operations. EBITDA and Adjusted EBITDA are non-GAAP measures used by management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
(b)Estimated using the statutory rates of each jurisdiction and ignoring all permanent book-to-tax differences.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
Adjusted Free Cash Flow(a)

	Year Ended
	December 31, 2024	December 31, 2023
Cash provided by operating activities	$203	$136
Capital expenditures, net	(75)	(83)
Adjusted free cash flow	$128	$53

	Annual Guidance
	2025
	Low	High
Cash provided by operating activities	$110	$130
Capital expenditures, net	(85)	(85)
Adjusted free cash flow	$25	$45

(a)Adjusted free cash flow is defined as cash provided by (used in) operating activities adjusted for capital expenditures, net of proceeds from the sale of assets and excluding strategic capital expenditures. Adjusted free cash flow is a non-GAAP measure of cash generated during a period that is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock.
G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions, except per share information)
Adjusted Net Debt and Net Secured Debt(a)

	December 31, 2024	December 31, 2023
Debt due within one year	$24	$25
Long-term debt	706	752
Total debt	730	777
Unamortized premium, discount and issuance costs	48	20
Cash and cash equivalents	(125)	(76)
Adjusted net debt	653	721
Unsecured debt	(28)	(23)
Net secured debt	$625	$698

(a)Adjusted net debt is defined as the amount of debt after the consideration of debt premium, discount and issuance costs, less cash. Net secured debt is defined as adjusted net debt less unsecured debt.
Adjusted Income (Loss) from Continuing Operations(a)

	Three Months Ended						Year Ended
	December 31, 2024		September 28, 2024		December 31, 2023		December 31, 2024		December 31, 2023
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (loss) from continuing operations	$(16)	$(0.25)	$(33)	$(0.49)	$(61)	$(0.94)	$(42)	$(0.64)	$(102)	$(1.57)
Asset impairment	—	—	25	0.38	62	0.95	25	0.38	62	0.96
Indefinite suspension charges	3	0.03	7	0.12	—	—	17	0.25	—	—
Debt refinancing charges	10	0.16	—	—	—	—	10	0.16	—	—
Pension settlement loss	—	—	—	—	—	—	—	—	2	0.04
Tax effect of adjustments	(3)	(0.04)	(8)	(0.13)	(15)	(0.23)	(13)	(0.20)	(15)	(0.24)
Adjusted income (loss) from continuing operations	$(6)	$(0.10)	$(9)	$(0.12)	$(14)	$(0.22)	$(3)	$(0.05)	$(53)	$(0.81)

(a)Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations adjusted net of tax for items that management believes are not representative of core operations.
H